Exhibit 3.4

RESTATED

CERTIFICATE OF INCORPORATION

OF

MODUSLINK GLOBAL SOLUTIONS, INC.

MODUSLINK GLOBAL SOLUTIONS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is ModusLink Global Solutions, Inc., and the name under which the Corporation was originally incorporated was CMG Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 5, 1986.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated and without further amendments or changes to read as herein set forth in full.

FIRST: The name of the Corporation is ModusLink Global Solutions, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is one billion four hundred five million (1,405,000,000) shares, of which one billion four hundred million (1,400,000,000) shares shall be common stock, par value $.01 per share (“Common Stock”) and five million (5,000,000) shares shall be preferred stock, par value $.01 per share (“Preferred Stock”).

Any and all such shares issued for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

No holder of any of the shares of any class of stock of the Corporation, whether now or hereafter authorized or issued, shall be entitled as of right to purchase or subscribe for (i) any unissued stock of any class whatsoever of stock of the Corporation, or (ii) any new or additional share of any class whatsoever of stock of the Corporation to be issued by reason of any increase of the authorized stock of the Corporation, or of any class of such stock, or (iii) bonds, certificates of indebtedness, debentures or other securities convertible into stock of any class of the Corporation or carrying any right to purchase stock of any class of the Corporation, but any such unissued stock, or additionally authorized issue of any stock, or other securities convertible into stock of the Corporation may be issued and disposed of pursuant to a resolution or resolutions of the Board of Directors to such persons, firms, corporations, associations or other entities and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

Section 1. Common Stock.

The powers, preferences, rights, qualifications, limitations and restrictions relating to the Common Stock are as follows:

(a) The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock designated herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this Article FOURTH.

(b) The Common Stock shall have voting rights for the election of directors and for all other purposes (subject to the powers, rights, privileges, preferences and priorities of the Preferred Stock as provided above), each holder of Common Stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law.

Section 2. Preferred Stock.

The Board of Directors is expressly authorized to provide for the issuance of all or any part of the shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited or fractional or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors in its sole discretion providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law including, without limitation, the authority to determine with respect to the shares of any such class or series (i) whether such shares shall be redeemable, and, if so, the terms and conditions of such redemption, whether for cash, property or rights, including securities of any other corporation, and whether at the option of either the Corporation or the holder or both, including the date or dates or the event or events upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (ii) whether such shares shall be entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) the rights of such shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of such shares; (iv) whether such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock whether at the option of either the Corporation or the holder or both, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether the class or series shall have a sinking fund for the redemption or purchase of such shares, and, if so, the terms and amount of such sinking fund; or (vi) provisions as to any other voting, optional, and/or special or relative rights, preferences, limitations, or restrictions; and (vii) the number of shares and designation of such class or series.

Section 3. Intentionally Blank.

Section 4. Shares Entitles to More or Less Than One Vote.

If any class or series of the Corporation’s capital stock shall be entitled to more or less than one vote per share, on any matter, every reference in this Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this Article FOURTH with respect to the Preferred Stock or in any relevant provision of law or in any rule or regulation, to a majority or other proportion of stock shall be deemed to refer to such majority or other proportion of the votes of such stock.

Section 5. Amendment.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, Section 2 of this Article FOURTH. For the purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares or capital stock of the Corporation entitled to vote generally in the election of directors.

FIFTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized and empowered:

(a) to manage, or direct the management of, the business and affairs of the Corporation and to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Restated Certificate of Incorporation and the By-Laws of the Corporation; and

(b) from time to time to determine to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection by stockholders; and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by applicable law.

The Corporation may in its By-Laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article FIFTH.

SIXTH: Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not, after the effective date of this Restated Certificate of Incorporation, be effected by any consent in writing of such stockholders;

(b) special meetings of the stockholders of the Corporation may be called only (i) by the Chairman of the Board of Directors, (ii) pursuant to a resolution approved by a majority of the Whole Board (as hereinafter defined), or (iii) pursuant to a written request of the holders of 20% of the Voting Stock; and

(c) the business permitted to be conducted at any special meeting of the stockholders is limited to the business brought before the meeting (i) by the Chairman of the Board of Directors, or (ii) at the request of a majority of the Whole Board, or (iii) as specified in the written request of the holders of 20% of the Voting Stock.

Advance notice of the business to be brought by stockholders before an annual meeting shall be given by such stockholders in the manner provided in the By-Laws of the Corporation.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with, this Article SIXTH. For the purposes of this Restated Certificate of Incorporation, “Whole Board” shall mean the total number of Directors which the Corporation would have if there were no vacancies.

SEVENTH: Section 1. Number, Election and Terms of Directors.

Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock, the number of Directors of the Corporation shall be fixed by the By-Laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws, but in no case shall the number be less than three nor more than fifteen.

The Directors shall be divided into three classes, as nearly equal in number as possible. One class of Directors (“Class I”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class (“Class II”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class (“Class III”) has been initially elected for a term expiring at the annual meeting of stockholders to be held in 1996 with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 2. Stockholder Nomination of Director Candidates.

Advance notice of stockholder nominations for the election of Directors shall be given by such stockholders in the manner provided in the By-Laws of the Corporation.

Section 3. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

Section 4. Removal of Directors.

Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock, any Director may be removed from office only by the stockholders in the manner provided in this Section 4 of Article SEVENTH. At any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, may remove such Director or Directors. In any vote required by or provided for in this Article SEVENTH, each share of Voting Stock shall have the number of votes granted to it generally in the election of Directors.

Section 5. Amendment.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article SEVENTH.

EIGHTH: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that a Director of the Corporation shall be liable (i) for breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) to the extent provided under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the Director derives an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to permit further limitation on or elimination of the personal liability of the Corporation’s Directors for breach of fiduciary duty, then a Director of the Corporation shall be exempt from such liability for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article EIGHTH, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission of such Director occurring prior to such repeal, modification or adoption of an inconsistent provision.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article EIGHTH.

NINTH: The Corporation shall indemnify, defend and hold harmless any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including appeals, by reason of the fact that he or she is or was a Director or officer of the Corporation, or is or was serving at the express written request of the Corporation as a Director, trustee, partner, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent authorized by Section 145 of the Delaware General Corporation Law, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, except with respect to proceedings seeking to enforce the rights to indemnification granted herein, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was specifically authorized by the Board of Directors of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification on greater or different than that provided in this Article NINTH. Any repeal or modification of the provisions of this Article NINTH, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection existing hereunder immediately prior to such repeal, modification or adoption of an inconsistent provision. Notwithstanding the foregoing, all indemnification provided for in this Article NINTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-Law of the Corporation, agreement, vote of stockholders or Directors or otherwise.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article NINTH.

TENTH: The Board of Directors of the Corporation, in determining whether the interests of the Corporation, its subsidiaries and its stockholders will be served by any offer of another person to (i) make a tender or exchange offer for any equity security of the Corporation or any subsidiary of the Corporation, (ii) merge or consolidate the Corporation or any of its subsidiaries with or into another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or any of its subsidiaries, may take into account factors in addition to potential economic benefits to stockholders. Such factors may include, without limitation, (a) comparison of the proposed consideration to be received by stockholders, in relation to the then current market price of the capital stock, to the estimated current value of the Corporation or any of its subsidiaries in a freely negotiated transaction, and to the estimated future value of the Corporation or any of its subsidiaries as an independent entity; (b) the impact of such a transaction on the customers and employees of the Corporation or any of its subsidiaries, and its effect on the communities in which the Corporation or any of its subsidiaries operates; and (c) the ability of the Corporation or any of its subsidiaries to fulfill its objectives and obligations under applicable statutes and regulations.

The terms “offer” as used in this Article TENTH includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, a security or interest in a security for value.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: The Corporation may not purchase any shares of its stock from any person, entity or group that beneficially owns 5% or more of the Voting Stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of the Corporation’s Disinterested Stockholders (as hereinafter defined) approve the transaction. The restrictions on purchases by the Corporation set forth in this Article ELEVENTH do not apply (i) to any offer to purchase shares of a class of the Corporation’s stock which is made on the same terms and conditions to all holders of that class of stock, or (ii) to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder’s last acquisition of the Corporation’s stock, or (iii) to any purchase of the Corporation’s stock in accordance with the terms of any stock option or employee benefit plan, or (iv) to any purchase at prevailing market prices pursuant to a stock purchase program.

For purposes of this Article ELEVENTH, the term “Disinterested Stockholders” means those holders each of whom owns less than 5% of the Voting Stock.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and the rights expressly provided for particular classes or series of stock for the distribution pro rata among the stockholders of the Corporation of the assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the valuation of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such asset.

THIRTEENTH: No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or officers are directors, officers or partners, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors, or Committee thereof, which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

(a) the material facts as to his, her or their interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the Committee thereof, and the Board of Directors or Committee thereof, in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested Director or Directors, even though the disinterested Directors be less than a quorum; or

(b) the material facts as to his, her or their interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a Committee thereof, or the stockholders.

Interested Directors shall be counted in determining the presence of a quorum at a meeting of the Board of Directors, or of a Committee thereof which authorizes such contract or transaction. No Director or officer shall be liable to account to the Corporation for any profit realized by him or her from or through such contract or transaction solely by reason of the fact that he or she or any other corporation, partnership, association, or other organization in which he or she is a director or officer, or has a financial interest, was interested in such contract or transaction.

FOURTEENTH: Business Combinations.

Section 1. Higher Vote for Business Combinations.

In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, unless a Business Combination (as defined below) shall have been approved by the affirmative vote of not less than a majority of the Whole Board, any Business Combination shall require the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. No Effect on Fiduciary Obligations.

Nothing contained in this provision shall be construed to relieve the members of the Board of Directors from any fiduciary obligations imposed by law.

Section 3. Definition.

For purposes of this Article FOURTEENTH “Business Combination” means:

(a) any merger or consolidation of the Corporation or any subsidiary; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or more than ten percent (10%) of the total assets of the Corporation or any subsidiary, as of the end of such corporation’s recent fiscal year ending prior to the time the determination is made; or

(c) the issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any subsidiary; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiary or any other transaction which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any subsidiary, or (ii) any class of securities of the Corporation or any subsidiary convertible into equity securities of the Corporation or any subsidiary; or

(f) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (a) through (e) of Section 3 of this Article FOURTEENTH.

Section 4. Section 203 of the Delaware General Corporation Law.

Nothing in this Article FOURTEENTH or elsewhere in this Restated Certificate of Incorporation shall be construed as a waiver of any rights of the Corporation to the provisions of Section 203 of the Delaware General Corporation Law dealing with business combinations with interested stockholders; and the Corporation hereby claims the full benefit of all such provisions or any other similar provisions heretofore or hereafter enacted as part of the Delaware General Corporation Law to the fullest extent in addition to the provisions of this Article FOURTEENTH.

Section 5. Amendment.

Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article FOURTEENTH.

FIFTEENTH: The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time may be adopted, only by the majority vote of the Whole Board or by the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class.

Notwithstanding anything contained in this Restated Certificate of incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, this Article FIFTEENTH.

SIXTEENTH: The provisions of Section 2 of Article FOURTH and the provisions of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, FOURTEENTH, FIFTEENTH and this Article SIXTEENTH, shall not be amended, altered, changed or repealed, and no provision inconsistent with any of them shall be adopted, except by the affirmative vote of the holders of at least seventy-five percent (75%) of the Voting Stock, voting together as a single class. The Corporation reserves the right to amend, alter, change or repeal any other provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, ModusLink Global Solutions, Inc. has caused this Restated Certificate of Incorporation to be signed by Peter L. Gray, its Executive Vice President, General Counsel and Secretary this 29th day of September, 2008.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ Peter L. Gray
Peter L. Gray, Executive Vice President, General Counsel and Secretary